UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 7, 2026

SIM Acquisition Corp. I

(Exact name of registrant as specified in its charter)

Cayman Islands	001-42164	35-2838851
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

725 Fifth Avenue, 22nd Floor, New York, New York 10022

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (833) 746-2001

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Units, each consisting of one Class A ordinary share and one-half of one redeemable warrant	SIMAU	The Nasdaq Stock Market LLC

Class A ordinary shares, par value $0.0001 per share	SIMA	The Nasdaq Stock Market LLC

Redeemable warrants, each whole warrant exercisable for one Class A ordinary share at an exercise price of $11.50 per share	SIMAW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.02 Unregistered Sales of Equity Securities.

On May 11, 2026, SIM Acquisition Corp. I, a Cayman Islands exempted company (the “Company”), issued an aggregate of 3,000,000 Class A Ordinary Shares to SIM Sponsor 1 LLC (the “Sponsor”), upon the conversion (the “Conversion”) of an equal number of Class B Ordinary Shares held by the Sponsor. The Class A Ordinary Shares issued in connection with the Conversion are subject to the same restrictions applicable to the Class B Ordinary Shares prior to the Conversion, including certain transfer restrictions, waiver of redemption rights and the obligation to vote in favor of a Business Combination as described in the final prospectus filed with the SEC by the Company on July 9, 2024 (the “IPO Prospectus”) in connection with the Company’s initial public offering (the “IPO”). Following the Conversion and the Meeting Redemptions (as defined below), there are 3,552,768 Class A Ordinary Shares issued and outstanding and 4,666,667 Class B Ordinary Shares issued and outstanding.

The Class A Ordinary Shares issued upon the Conversion have not been registered under the Securities Act of 1933, as amended, in reliance on the exemption from registration provided by Section 3(a)(9) thereof.

Item 5.03 Amendments to Certificate of Incorporation or Bylaws; Change in Fiscal Year.

On May 7, 2026, the Company held an extraordinary general meeting of shareholders in lieu of an annual general meeting of shareholders (the “Meeting”). The (i) IPO Prospectus and (ii) Company’s amended and restated memorandum and articles of association (as amended and currently in effect, the “Articles”) provided that the Company initially had until July 11, 2026 (the date that was 24 months after the consummation of the Company’s initial public offering on July 11, 2024 (the “IPO”) to complete a merger, capital share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (a “Business Combination”, and such period, the “Combination Period”).

At the Meeting, the Extension Amendment Proposal (as defined below) to amend the Articles (the “Extension Amendment”) was approved. Under the laws of the Cayman Islands, the Extension Amendment became effective upon approval of the Extension Amendment Proposal by the affirmative vote of a majority of at least two-thirds (2/3) of the votes cast by the holders of the Company’s (i) Class A ordinary shares, par value $0.0001 per share (the “Class A Ordinary Shares”), and (ii) Class B ordinary shares, par value $0.0001 per share (the “Class B Ordinary Shares”, and together with the Class A Ordinary Shares, the “Ordinary Shares”) voting as a single class, who, being entitled to do so, voted in person (including shareholders who voted online) or by proxy at the Meeting. The Company filed the Extension Amendment with the Cayman Islands Registrar of Companies on May 11, 2026.

The foregoing description of the Extension Amendment is qualified in its entirety by reference to the Extension Amendment, a copy of which is filed hereto as Exhibit 3.1 and is incorporated by reference herein.

Item 5.07 Submission of Matters to a Vote of Security Holders.

At the Meeting, the Company’s shareholders were presented with proposals to approve, by way of special resolution, the Extension Amendment to extend the date by which the Company must consummate a Business Combination from July 11, 2026 to July 12, 2027, or such earlier date as determined by the Board of Directors of the Company (“the Board”) (the “Extension Amendment Proposal”).

Also at the Meeting, the Company’s shareholders were presented with a proposal to ratify, by way of ordinary resolution, the selection by the Board’s Audit Committee of WithumSmith+Brown, PC to serve as the Company’s independent registered public accounting firm for the year ending December 31, 2026 (the “Auditor Ratification Proposal”).

The Extension Amendment Proposal was approved with the following vote from the holders of the Ordinary Shares:

For	Against	Abstentions	Broker Non-Votes
20,911,983	5,970,134	0	0

The Auditor Ratification Proposal was approved with the following vote from the holders of the Ordinary Shares:

For	Against	Abstentions	Broker Non-Votes
21,654,287	5,227,830	0	0

A proposal to adjourn the Meeting, by way of ordinary resolution, to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there were insufficient votes for, or otherwise in connection with, approval of the Extension Amendment Proposal was not presented because there were enough votes to approve such proposal.

In connection with the vote to approve the Extension Amendment Proposal, the holders of 22,447,232 Public Shares properly exercised their right to redeem such shares for cash at a redemption price of approximately $10.79 per share, for an aggregate redemption amount of approximately $242.2 million (the “Meeting Redemptions”). Following the Meeting Redemptions, there are 552,768 Public Shares currently issued and outstanding.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

The following exhibits are being filed herewith:

Exhibit No.	Description of Exhibits
3.1	Amendment to Amended and Restated Memorandum and Articles of Association of the Company.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIM ACQUISITION CORP. I

Date: May 13, 2026	By:	/s/ David Kutcher
		Name:	David Kutcher
		Title:	Chief Financial Officer

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